Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-273332 and 333-276592), Form S-3 (File Nos. 333-271304, 333-262414, 333-255940, 333-252801 and 333-273332) and Form S-8 (File No. 333-262225) of AgEagle Aerial Systems Inc. of our report dated April 1, 2024, which includes an explanatory paragraph relating to AgEagle Aerial System, Inc’s ability to continue as a going concern, relating to the consolidated financial statements of the Company as of and for years ended December 31, 2023 and 2022, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

Orlando, Florida

April 1, 2024